[Reference Translation]

Asset Transfer Agreement

by and between

Hubei Chutian Broadcasting and Television Network Co., Ltd.

and

Hubei Chutian Video Communication Network Co., Ltd.

June 2008

	Table of Contents
Articles		Pages

1	Definitions and Interpretations	2
2	Transfer and Purchase	2
3	Assets	2
4	Transferor’ Representations and Warranties	2
5	Transferor and Transferee’ Undertaking	2
6	Mutual Representations and Warranties	2
7	Events of Breach	2
8	Force Majeure	2
9	Termination	2
10	Confidentiality	2
11	Governing Law and Dispute Resolution	2
12	Notices	2
13	Miscellaneous	2

Appendix I List of Assets

Appendix II Assets Transfer Schedule

Appendix III Payment Schedule

Asset Transfer Agreement

THIS ASSET TRANSFER AGREEMENT (Agreement) is entered into on June 5th, 2008 in Wuhan, People's Republic of China (PRC)

by and between:

(1)
Hubei Chutian Broadcasting and Television Network Co., Ltd. (Party A or Transferor), a legal entity established under the relevant laws and regulations with its legal address at Special No.1 Zijin Village, Liangdao Street, Wuchang District, Wuhan City, Hubei 430071, the PRC, whose legal representative is WEN Chengguo; and

and

(2)
Hubei Chutian Video Communication Network Co., Ltd. (Party B or Transferee), a legal entity established under the relevant laws and regulations with its registered address at 12th Floor, Block B, Chutian Urban Garden, 1 Zhongbei Avenue, Wuchang, Wuhan, Hubei Province, the PRC, whose legal representative is XIONG Xianting.

(individually a Party and collectively the Parties).

WHEREAS

The Transferor desires to transfer to the Transferee, and the Transferee wishes to purchase from the Transferor, the assets related to the Business (as defined below).

NOW, THEREFORE, the Parties have agreed as follows:

I. Definitions and Interpretations

1.1	Definitions. Unless otherwise stipulated herein, the following terms shall have the meaning set forth below:

Assets
the assets set forth in Appendix I with respect to the operation of the Business; the assets under this Assets Transfer Agreement, which, for the avoidance of doubt, are free of all debts, correspond to the partial assets of the Business in relation to the 800,000 registered subscribers to Party A and are valued at RMB 363 million (of which the total sum of the assets corresponding to the assets of the Business in relation to 800,000 of the registered subscribers to Party A shall be RMB 640 million, the appraisal value of the physical assets shall be RMB 414 million, including the capital contribution of RMB 51 million, and the appraisal value of the intangible assets relating to the exclusive operating rights and network resources shall be RMB 226 million.)

Asset Transfer Agreement

Business
The Transferred Assets located in the area  any business with respect to the design, construction, operation and maintenance of cable TV projects and networks (including TV fee collection of distribution net and network leases); any business with respect to the management of construction, marketing and operation of the analog and digital TV networks and digital TVs (including sale of set-top Boxes, sale of pay-per-program and digital TV fee collection); and value-added network business;

Business Contracts	the agreements that relate to the Business;

Force Majeure
any earthquake, storm, fire, flood, war or other significant event of natural or human-caused disaster arising after signing hereof which is unforeseen, unavoidable and not possible to overcome, and is beyond the control of any Party, and prevents the total or partial performance of this Agreement by any Party;

Government Authority	the competent government departments and authorities of the jurisdictions where the Assets (defined below) are located;

PRC Law	all laws and legislation of the PRC that are in effect, including laws, regulations, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;

RMB	Renminbi, the legal currency of the PRC;

Tax
all forms of taxation, including, without limitation, enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

Trade Secret
any information relating to this Agreement, the Transferor or the Transferee, including, without limitation, any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the Parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the Parties;

Asset Transfer Agreement

1.2	Headings. All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof.

1.3	Appendices. Any reference herein to an Article or Appendix is to an article or appendix of this Agreement.

1.4	Other References. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year.

II. Transfer of Assets

2.1
Purchase Price. The Transferor shall transfer to the Transferee, and the Transferee shall purchase from the Transferor, the Assets free from any encumbrances for a total consideration of physical assets equivalent to the cash value of RMB 363 million (Purchase Price).

2.2	Transfer of Assets

2.2.1	The Assets shall be transferred in installments. The transfer procedure for the Assets shall be in accordance with the Assets Transfer Schedule as set forth in Appendix II).

2.2.2	Party A shall obtain all Government Approvals necessary for the transfer of Assets (including approvals that are necessary for the transfer of state-owned assets) in accordance with Article 2.2.1.

2.2.3	In the event that Party A intends to continue to transfer its other assets in relation to the Business, Party B is entitled to the first refusal under the same conditions.

2.3
Payment Schedule. The first installment of RMB 140 million shall be payable within 5 days after the execution of this Agreement and the execlusive service agreement between Party B and Jinan Youxiantong Network Technology Co., Ltd.; the remainder of the consideration shall be payable in accordance with the Payment Schedule as set forth in Appendix III within 6 months after the execution hereof. The Transferee shall remit the Purchase Price in RMB to the bank account(s) designated by the Transferor. Any banking costs incurred from the payment of the Purchase Price shall be borne solely by the Transferor. The Transferor shall provide the Transferee with a formal invoice or receipt reflecting the receipt of the Purchase Price.

2.4
Offset Right.  Notwithstanding anything herein to the contrary, the Transferee shall be entitled to offset against the Purchase Price any amount which the Transferor owes to the Transferee for any reason, including pursuant to damages from a breach of this Agreement as set forth in Article 7. Without limiting the generality of the foregoing, the Transferee shall be entitled to reduce the payments otherwise payable after the transfer of Assets by an amount equal to the aggregate amount due and payable by the Transferor to the Transferee.

Asset Transfer Agreement

III. Assets to be Transferred

3.1	Ownership. The ownership of and title to the Assets to be transferred shall pass to the Transferee upon delivery of the Assets pursuant to Article 3.2.

3.2
Delivery and Acceptance. The Transferor shall, at their own expense, deliver the Transferred Assets to the Transferee at the location, at any time and in the manner specified by the Transferee in writing. The delivery shall not be deemed to have occurred until Transferee has reviewed and accepted, at its sole discretion, the Assets. The ownership of the Transferred Assets after delivery shall be transferred to Transferee, unless otherwise stipulated in the law or agreed to hereunder by the Parties.

3.3
Utilization. Except in the event of loss of or damage to the Assets set forth in Article 3.4 (if any), the Transferor, for the purposes of the Business, is entitled to continue with the free utilization of the Assets.

3.4
Maintenance. Until the Assets are delivered to the Transferee, the Transferor shall be responsible for the custody and maintenance of the Assets. Any material loss of or damage to the Assets shall be deemed as the Transferor’ failure to deliver the Assets and shall constitute a material breach of this Agreement, irrespective of whether such loss or damage is actually caused by or attributable to the Transferor.

IV. Transferor’s Representations and Warranties

The Transferor represents and warrants as follows:

4.1	Ownership of Assets. Party A shall ensure that the Assets obtained by Party B are free from any encumbrances, and that Party A is entitled to freely dispose of the Assets.

4.2	Condition of Assets. The Assets are in good and serviceable condition (subject to normal wear and tear where applicable) and are generally suitable for their intended purposes.

4.3	Intellectual Property Right The Assets are not in the situation of infringing upon the intellectual property rights and legal rights of any third person.

Asset Transfer Agreement

4.4
All Necessary Assets.  The intangible assets listed in Appendix I represent all of the intangible assets owned by Party A necessary for the operation or promotion of the Business, and there are no intangible assets which have been used in the ordinary operation of the Business that are not included in Appendix I.

4.5
Disputes. There are no pending or threatened civil or criminal claims, prosecutions, lawsuits, investigations or other proceedings against the Transferor; nor is the Transferor aware of any contractual provisions or executable court rulings or injunctions that may be binding upon or affect the Transferor’ property, including any intellectual property; the Transferor’ execution and performance of this Agreement, and the Transferee’s implementation or exercise of any right under this Agreement, does not violate any mortgage rights, contracts, rulings, decrees or laws that are binding upon the Transferor or the Parties’ assets.

4.6	Others.

4.6.1	The Transferor has obtained any and all written approvals of any third party for the execution, delivery and performance of this Agreement and said transactions set forth in this Agreement.

V. Transferor’s and Transferee’s Undertaking

The Transferor shall undertake the following:

5.1	Reasonable Assistance. The Transferor will provide such assistance as may be requested by the Transferee.

5.2
Registration. If the transfer of any Assets must be registered with a Government Authority, the Transferor shall submit to such Government Authority all the registration documents and take all reasonable actions needed before the date of such transfer.

5.3
Indemnity.  The Transferor shall indemnify the Transferee against any and all damages and losses sustained by the Transferee that result, directly or indirectly, from third party action against any or all of the Transferor or the Transferee which result or arise from any activities involving any of the Transferors that occurred prior to or on the date of such transfer.

The Transferee shall undertake the following:

5.4
Fund Provision. The Transferee shall make timely payments according to the Payment Schedule, Section 2.3 hereunder. The Transferee shall indemnify the Transferor against any and all damages and losses sustained by the Transferor that result, directly or indirectly, from third party action against the Transferor due to the Transferee’s failure to make the said payments according to the Payment Schedule, which result or arise from any activities involving the Transferor that occurred prior to the date of such transfer.

Asset Transfer Agreement

VI. Mutual Representations and Warranties

The Transferor represents and warrants to the Transferee, and the Transferee represents and warrants to the Transferor, that:

6.1
it is a formally and lawfully established independent legal entity, and has obtained all necessary government approvals and registrations, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents;

6.2	it is fully authorized to sign this Agreement and to fulfill its obligations hereunder;

6.3	its signing of this Agreement and performance of any of its obligations hereunder will not violate:

6.3.1	its business license, approval certificate, articles of association or similar corporate documents;

6.3.2	any applicable laws or regulations, or the conditions attached to any authorization or approval granted by any governmental agency or body; and

6.3.3	any other agreement which is binding on it;

6.4
there is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could materially and adversely affect its performance of this Agreement;

6.5	it has disclosed to the other Party all documents issued by any government authority that might have a material adverse effect on the performance of its obligations under this Agreement;

6.6	it is not the subject of any liquidation or dissolution proceedings; and

6.7	it has neither been declared bankrupt by a court of competent jurisdiction nor entered into any bankruptcy proceedings.

VII. Events of Breach

7.1	Events. The occurrence of 1 or both of the following events shall constitute a breach of this Agreement:

7.1.1
any of the Parties has materially breached the terms hereof or has failed to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 10 days after receipt of any other Party’s written notice requesting such remedy; and

Asset Transfer Agreement

7.1.2	any representation or warranty made by any of the Parties herein shall prove to have been false or misleading in any material respect.

7.2	Transferor Breach. Where the Transferor commits a breach of this Agreement, the Transferor shall be liable to compensate the Transferee for any and all damages caused to it as a result of the breach.

7.3	Transferee Breach. Where the Transferee commits a breach of this Agreement, it shall be liable to compensate the Transferor for any and all damages caused to them as a result of the breach.

VIII.  Force Majeure

8.1	Consultation. In the event of Force Majeure, the Parties shall promptly consult with each other to find a solution to the situation.

8.2
Exemption. Should the occurrence of a Force Majeure result in any Party’s failure to perform its obligations under this Agreement in whole or in part, that Party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

8.3
Best Efforts. Subject to this Article 8, the Party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that Party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred. With the agreement of the Parties, the term of this Agreement shall be extended by the period of such suspension without penalty to any Party.

8.4
Written Evidence. The Party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other Parties of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon the other Parties, and shall provide the other Parties with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

8.5	Non-Exemption. A Party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that Party to perform such obligations.

8.6	Termination. If Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement, this Agreement may be terminated in accordance with Article 9.1.3.

Asset Transfer Agreement

IX. Termination

9.1	Conditions of Termination. This Agreement may only be terminated as listed below, namely:

9.1.1
by the Transferee if the Transferor, and by the Transferor if the Transferee, commits a material breach of this Agreement which it fails to remedy within 10 days after the receipt of written notice from the non-breaching Party requesting such remedy;

9.1.2	by the Transferee if the Transferor, and by the Transferor if the Transferee, becomes insolvent or declares bankruptcy;

9.1.3
by the Transferee delivering written notice to the Transferor if Force Majeure prevails against the Transferor, and by the Transferor delivering written notice to the Transferee if Force Majeure prevails against the Transferee, as stipulated in Article 8.6; or

9.1.4	by the Transferee if the Transferor, and by the Transferor if the Transferee, expressly states or by its conduct indicates that it will not discharge any of its obligations hereunder.

9.2
Effect of Termination. The termination of this Agreement shall not affect any rights and obligations which have accrued prior to the termination; provided, however, that nothing herein shall relieve any Party of any liability for any actions that occur before the termination of this Agreement.

X. Confidentiality

10.1
Non Disclosure. From the date hereof until 5 years hereafter, the Transferor shall not disclose or communicate to any person, other than to employees of the Parties and their respective affiliates for the sole purpose of implementing the transactions contemplated hereunder or as instructed by the Transferee, any Trade Secret which may be within or may come into their knowledge.

10.2
Breach of Obligations. The Parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this Chapter, and shall arrange for the summary dismissal of any such person who breaches these obligations.

10.3	Exceptions. The disclosure of any Trade Secret by any Party shall not be deemed to be in breach of this Article if any of the following circumstances apply:

10.3.1	the information is in the public domain at the time of disclosure;

Asset Transfer Agreement

10.3.2	the information is disclosed pursuant to the prior written agreement of the Parties;

10.3.3	the information is required by any government authority or law to which a Party, or its affiliate is subject; or

10.3.4	the information is provided to any director, employee, agent, contractor, supplier or advisor of an affiliate in the ordinary course of business pursuant to the prior written agreement of the Parties.

XI. Governing Law and Dispute Resolution

11.1	Governing Law. This Agreement shall be governed by PRC Law. Where PRC Law is silent on a particular matter relating to this Agreement, reference shall be made to international commercial practice.

11.2	Dispute Resolution.

11.2.1	If any dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

11.2.2	If the dispute cannot be resolved in the above manner within thirty (30) days after the commencement of consultations, either Party may submit the dispute to arbitration as follows:

11.2.2.1
all disputes arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission which shall be conducted by three (3) arbitrators in Beijing in accordance with the Commission’s arbitration rules; and

11.2.2.2
the arbitration shall be conducted in the Chinese language, with the arbitral award being final and binding upon the Parties.  The cost of arbitration shall be allocated as determined by the arbitrators.

11.2.3	when any dispute is submitted to arbitration the Parties shall continue to perform this Agreement.

XII. Notices

12.1
Notice. All notices and communications between the Parties shall be made in writing by facsimile transmission, delivery in person (including courier service) or registered mail to the addresses set forth below:

The Transferor: Hubei Chutian Broadcasting and Television Network Co., Ltd.

Asset Transfer Agreement

Address : Special No.1 Zijin Village, Liangdao Street, Wuchang District, Wuhan City, Hubei 430071, the PRC
Tel	:	[•]
Fax	:	[•]
Attn	:	[•]

The Transferee: Hubei Chutian Video Communication Network Co., Ltd.

Address : 12th Floor, Block B, Chutian Urban Garden, 1 Zhongbei Avenue, Wuchang, Wuhan, Hubei Province, the PRC
Tel	:	[•]
Fax	:	[•]
Attn	:	[•]

12.2	Time of Receipt. The time of receipt of the notice or communication shall be deemed to be:

12.2.1
the time set forth in the transmission journal, in the case of a facsimile transmission, unless such facsimile transmission is sent after 5:00 p.m., in which event the date of receipt shall be deemed to be the following business day in the place of receipt;

12.2.2	the time of signing of a receipt by the receiving Party in the case of delivery in person (including courier service); and

12.2.3	7 days from that shown on the official postal receipt, in the case of registered mail.

XIII. Miscellaneous

13.1	Entire Agreement. This Agreement represents the full agreement of the Parties as to the subject matter hereof, and shall supersede all prior discussions, proposals, negotiations and agreements.

13.2	Amendment. This Agreement can only be modified, altered or supplemented through written agreements signed by the Parties.

13.3	No Waiver. Failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver thereof.

13.4	Severability. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement which is unrelated to that provision.

13.5	Language. This Agreement has been prepared in Chinese in 2 sets of originals. Each Party shall hold 1 set of original.

Asset Transfer Agreement

13.6	No Agency. The status of the Parties under this Agreement shall be that of independent contractors, and no Party has the right to make commitments for or on behalf of the other Party.

13.7	Tax. The Parties shall be responsible for its own tax obligations incurred in connection with this Agreement.

13.8	Expenses. Unless otherwise specified, each Party shall bear its own expenses incurred in preparing and performing this Agreement.

13.9
Further Assurance. Upon the request of any Party, the Parties shall execute such documents and do such things as are reasonably necessary to give effect to the transactions contemplated herein. If approvals from Government Authorities are required for any transactions contemplated herein, the Transferor shall use its best endeavors to obtain such approvals.

13.10	Taking Effect. This Agreement shall be effective upon signing by the Parties’ authorized representatives and shall be affixed with their respective company seals.

[The space below is intentionally left blank.]

Asset Transfer Agreement

IN WITNESS WHEREOF, the Parties have arranged for this Agreement to be signed by their duly authorized representatives on the date first indicated above.

For and on behalf of Hubei Chutian Broadcasting and Television Network Co., Ltd.

Signature	:

Name	:	Xianting, Xiong

Title	:	CEO

Company Seal	:

For and on behalf of Hubei Chutian Video Communication Network Co., Ltd.

Signature	:

Name	:	Bolin, Zen

Title	:	General Manager

Company Seal	:

Asset Transfer Agreement

[Appendix I]

List of Assets

Asset Transfer Agreement

[Appendix II]

Assets Transfer Schedule

Date	Total Sum of Assets
June 10th, 2008	RMB 200 million (including the physical assets and the value of the proprietary rights)
Within 6 months	RMB 389 million (including the physical assets and the value of the proprietary rights)

Asset Transfer Agreement

[Appendix III]

Payment Schedule

Date	Sum	Note
Within 5 days of the execution hereof	RMB 140 million
Within 6 months of the execution hereof	RMB 223 million

Asset Transfer Agreement